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                                                                  Exhibit 99(a)

FOR IMMEDIATE RELEASE                                      Contact:  Mary Cusick
April 27, 2001                                             (614) 492-4920


                 BOB EVANS FARMS ANNOUNCES LEADERSHIP SUCCESSION

                  OWENS ASSUMES CHAIRMAN OF THE BOARD POSITION

         COLUMBUS, Ohio - Bob Evans Farms Inc. today announced Stewart K. Owens is now chairman of the board as outlined in the succession plan announced in August 1999. Owens succeeds Daniel E. Evans as chairman of the Columbus-based family restaurant and retail foods company. Evans has served as chairman of the board since May 1971.

         Owens, 46, joined his family's business, Owens Country Sausage, a regional sausage company based in Richardson, Texas, before graduating from Southern Methodist University. In 1984, he became president of Owens Country Sausage, which was acquired by Bob Evans Farms in 1987. Owens was named executive vice president and chief operating officer of Bob Evans Farms in 1994, and president the following year. Owens was named chief executive officer of Bob Evans Farms by the board of directors in April 2000 following Evans' retirement from the position.

         Owens commented, "For the past 45 years, Dan Evans has been a leader in every sense of the word at Bob Evans. I am honored to have had the opportunity to work with him and learn from him. I am confident that we will be able to continue down the successful path he has helped pave for us."

         Evans, who joined the company in 1956, was elected chairman and chief executive officer in 1971, succeeding his father, Emerson E. Evans, who was the founding chairman in 1953. During his tenure as chairman of the board and chief executive officer, Evans has been instrumental in leading Bob Evans Farms from a $15 million company with four restaurants to a $1 billion company with 469 restaurants by the end of fiscal 2001. If nominated and elected, Evans plans to continue as a board member until age 70, the company's mandatory retirement age for directors.

         "I have enjoyed serving this company for 45 years and watching it grow into the $1 billion business it is today," said Evans. "I am confident that under Stewart's leadership as both chief executive officer and chairman of the board, Bob Evans Farms will continue to be a leader in both the food products and restaurant businesses."

         Bob Evans Farms Inc. (NASDAQ: BOBE) currently owns and operates 469 full-service, family restaurants principally in the East North Central, Mid-Atlantic and Southern United States. The company is also a leading producer of food products under the Bob Evans and Owens Country Sausage brand names.

         For information about the company, visit its Web site at www.bobevans.com.